FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (the "Amendment") dated for reference purposes only as of December 13, 2012, is entered into by and between SEQUOIA M&M LLC, a California limited liability company, SEQUOIA M&P LLC, a California limited liability company, and SEQUOIA DEL REY, LLC, a California limited liability company (collectively, "Landlord"), and LINKEDIN CORPORATION, a Delaware corporation ("Tenant"), with reference to the facts set forth in the Recitals below.

R E C I T A L S:

    Landlord and Tenant are parties to that certain Lease Agreement dated as of August 22, 2012 (the "Lease"), for premises in the buildings to be constructed at 555 North Mathilda Avenue, Sunnyvale, California.
    Capitalized terms not defined in this Amendment have the meanings given to them in the Lease.
    Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth herein.

a g r e e m e n t :

NOW THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Parking. The definition of Parking set forth in the Basic Lease Information is hereby deleted in its entirety and replaced with the following definition:

"A minimum of One Thousand Eight Hundred Eighty (1,880) standard sized parking spaces with a combination of surface and structured parking spaces in the Common Area and/or Parking Structure, subject to City of Sunnyvale approval. Tenant acknowledges and agrees that the Parking Structure is not available for Tenant's exclusive use; it being recognized that the Parking Structure is available to all tenants and owner/operators of the Project (subject to the limitations on third party use as provided in Section 1.1).."

2. Additional Property. Landlord and Tenant acknowledge and agree that, pursuant to Section 1.2 of the Lease, Landlord has timely acquired the Additional Property and obtained the entitlements on a non-appealable basis for the additional building floor. Accordingly, the Additional Property is part of the Project on the terms and conditions set forth below, the parties acknowledging and agreeing that the below terms and conditions shall supersede and replace the terms and conditions set forth in Sections 1.2(a) through (g) of the Lease in their entirety.

2.1 The Premises are hereby increased by approximately 31,067 rentable square feet, for a total of 587,429 rentable square feet, comprised of the Buildings as shown on Exhibit A.

2.2 The definition of Buildings is revised to mean "Four (4) buildings comprised of: (i) two (2) buildings of six (6) stories each, each containing approximately 212,322 rentable square feet, (ii) one (1) building of five (5) stories, containing approximately 156,785 rentable square feet, and (iii) a single story amenities building (the "Amenities Building"), containing approximately 6,000 rentable square feet (each, a "Building" and collectively, the "Buildings"), containing approximately 587,429 rentable square feet collectively, subject to the provisions of Section 1.1 hereof."

2.3 The initial Base Rent is hereby modified to be: "One Million Nine Hundred Nine Thousand One Hundred Forty-Four and 20/100 Dollars ($1,909,144.20) per month (based upon 587,429 rentable square feet in the Premises at the rate of $3.25 per square foot per month), subject to modification based on the final measurement of the Premises."

2.4 The increases for Base Rent are hereby modified as follows, subject to the adjustments based upon the final square footage of the Premises and the abatement of Base Rent as provided in this Lease:

Months	Monthly Base Rent based on 587,429 RSF*
**1 - 6	$1,909,144.20**
7 - 12	$1,909,144.20
13 - 24	$1,966,418.50
25 - 36	$2,025,411.00
37 - 48	$2,086,173.30
49 - 60	$2,148,758.40
61 - 72	$2,213,221.10
73 - 84	$2,279,617.70
85 - 96	$2,348,006.20
97 - 108	$2,418,446.30
109 - 120	$2,490,999.60
121 - 132	$2,565,729.50
133 - 144***	$2,642,701.30

2.5 The Advance Rent is hereby modified and increased to be One Million Nine Hundred Nine Thousand One Hundred Forty-Four and 20/100 Dollars ($1,909,144.20) per month (based upon 587,429 rentable square feet in the Premises at the rate of $3.25 per square foot per month), subject to modification based on the final measurement of the Premises."

2.6 The minimum Letter of Credit amount after reduction is hereby increased to $3,032,168.30.

2.7 All references to the Premises containing 556,362 rentable square feet are modified to mean 587,429 rentable square feet; all references to the Project containing 632,172 rentable square feet are modified to mean 663,239 rentable square feet; and all calculations based upon the rentable square footage of the Premises (including, without limitation, the Tenant Improvement Allowance defined in Exhibit B) and/or the rentable square footage of the Project shall be modified based upon the increased rentable square footages provided above."

3. Certain Landlord Requirements. Landlord represents for the benefit of Tenant, and Tenant acknowledges and agrees, that the "Rezone" condition and the "Design Review Approval" condition and the "Parcel Map" condition set forth in Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii) of the Lease, respectively, have been satisfied with respect to the Premises (but not with respect to the additional square footage as related to the Additional Property).

4. Additional Property. The last sentence of Section 2.1 of the Lease is hereby deleted in its entirety.

5. Building D Extension. Notwithstanding anything to the contrary in the Lease, the Outside Date for "Building D" (as depicted on Exhibit A attached hereto) shall be extended to December 31, 2014. The dates set forth in the Lease with respect to the balance of the Premises shall remain in full force and effect, except as otherwise provided in Section 6 below.

6. Force Majeure.

6.1 Force Majeure, Generally. Notwithstanding anything to the contrary in the Lease, all of the terms "force majeure," "force majeure delays," "force majeure events" and "Force Majeure Delays" are hereby amended to be "Force Majeure Delays". As used for all purposes of the Lease, "Force Majeure Delays" shall mean: any preventions, delays or stoppages that are beyond the reasonable control of a party, which preventions, delays and stoppages shall include, but not be limited to, acts or events beyond Landlord's and/or its contractors' control, acts of God, acts of war, terrorism, earthquakes, environmental inspection, testing and remediation, strikes, lockouts, labor disputes, shortages in labor, riots, boycotts, civil commotions, casualties not caused by Landlord or Tenant, discontinuance of any utility or other service required for performance of the work, moratoriums, any governmental delays, including delays by governmental agencies and weather, and the lack of availability or shortage of materials. Notwithstanding anything to the contrary in the Lease, (i) the date for Landlord to commence the rough-grading and demolition work necessary to commence the Warm Shell Improvements and (ii) the Outside Date for "Building B", "Building C" (each as depicted on Exhibit A attached hereto) and Building D (including the extended Outside Date with respect to Building D as set forth in Section 5, above) (the "FM Outside Dates"), shall each be subject to Force Majeure Delays of up to ninety (90) days; provided, however, with respect to the FM Outside Dates, in order for a Force Majeure Delay(s) to extend any of the FM Outside Dates as provided in this Section 6.1, Landlord shall have delivered written notice to Tenant identifying the Force Majeure Delay(s) that have occurred or will occur, and such notice(s) shall be delivered not later than April 1, 2014. Each such Force Majeure Delay(s) contained in a timely delivered notice shall be deemed a "FMD".

6.2 Temporary Relocation Resulting from Force Majeure Delay. If (A) one or more FMD's occur and the Lease remains in full force and effect, and (B) Tenant provides written notice to Landlord within thirty (30) days following Tenant's receipt of a Landlord notice of a FMD, which notice (a) states that Tenant requires additional premises to accommodate its business growth, (b) sets forth the number of employees that need to be so accommodated (and Landlord shall have the right to reasonably request additional evidence to verify the same), and (c) states that Tenant's employees are not able to be contained within Tenant's current space in Tenant's current standard configuration during the period of delay of occupancy of the Premises caused by the FMD (the "Delay Period"), then Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket costs and expenses actually incurred by Tenant (i) in connection with moving up to five hundred (500) of Tenant's employees to the temporary space only (such temporary space, the "Temporary Premises" and such temporary relocation, the "Temporary Relocation") (and, for purposes of clarification, not for moving expenses in connection with Tenant's move from the Temporary Premises to the Premises), (ii) for monthly rent due in connection with the Temporary Premises during the Delay Period, (iii) for improvements not funded by the landlord of the building in which the Temporary Premises is located, and/or (iv) for furniture and/or cabling to be used in the Temporary Premises (but only to the extent such furniture and/or cabling will not be re-used by Tenant at the Premises) (such costs, the "Temporary Relocation Costs" and such reimbursement by Landlord, the "Landlord Reimbursement"), provided that such Landlord Reimbursement shall not exceed Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00) (the "Cap Amount"). For avoidance of doubt, as long as Tenant does not relocate more than five hundred (500) employees to Temporary Premises, Tenant shall have the right to relocate employees who would not otherwise need to be relocated due to the inability to contain those employees with employees who must be relocated in order to achieve, in Tenant's reasonable judgment, the most efficient distribution of employees in order to accomplish Tenant's business operations. Landlord shall disburse the Landlord Reimbursement (up to the Cap Amount) for Temporary Relocation Costs within thirty (30) days following receipt by Landlord of invoices or other evidence in form and content reasonably satisfactory to Landlord in support of such Temporary Relocation Costs. If Tenant fails to submit documentation for payment as provided for herein within six (6) months following Tenant's move into the Temporary Premises, then Landlord shall have no further obligation to reimburse Tenant for the Temporary Relocation Costs. In no event shall Landlord be obligated to reimburse Tenant for Temporary Relocation Costs in excess of the Cap Amount, In addition, if such Temporary Relocation and Landlord Reimbursement occurs, then (I) if the Landlord Reimbursement is between Zero and 00/100 Dollars ($0.00) and One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00), the Term of the Lease shall be extended for an additional one (1) year (the "1 Year Extension"), on the same terms and conditions of the Lease, except that the monthly Base Rent during such 1 Year Extension shall be equal to the amount of monthly Base Rent due during the month immediately prior to such 1 Year Extension plus an increase of three percent (3%), (II) if the Landlord Reimbursement is between One Million Two Hundred Fifty-One Thousand and 00/100 Dollars ($1,251,000.00) and Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), then the Term of the Lease shall be extended for an additional two (2) years (the "2 Year Extension"), on the same terms and conditions of the Lease, except that the monthly Base Rent during such 2 Year Extension shall be equal to the amount of monthly Base Rent due during the month immediately prior to such 2 Year Extension plus an annual increase of three percent (3%), which increase shall occur on the first day of such 2 Year Extension and the one-year anniversary thereof, or (III) if the Landlord Reimbursement is between Two Million Five Hundred One Thousand and 00/100 Dollars ($2,501,000.00) and the Cap Amount, then the Term of the Lease shall be extended for an additional three (3) years (the "3 Year Extension"), on the same terms and conditions of the Lease, except that the monthly Base Rent during such 3 Year Extension shall be equal to the amount of monthly Base Rent due during the month immediately prior to such 2 Year Extension plus an annual increase of three percent (3%), which increase shall occur on the first day of such 3 Year Extension, and the one-year and two-year anniversaries thereof. Further, Landlord shall not be responsible for any leasing commission or equivalent compensation to Tenant's broker or other representative resulting from the 1 Year Extension, 2 Year Extension, or 3 Year Extension, as applicable, and Tenant hereby agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all claims, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with the 1 Year Extension, 2 Year Extension or 3 Year Extension, as applicable, on account of any dealings with any real estate broker or agent occurring by, through, or under Tenant.

6.3 Tenant's Election. Notwithstanding anything to the contrary contained in Section 6.2 above, if Landlord provides Tenant with notice of a FMD pursuant thereto, Tenant shall have the right, in its sole discretion, to elect (i) not to move any employees to Temporary Premises, in which event Landlord shall not be obligated to pay any Landlord Reimbursement, in which case the Term shall not be extended pursuant to Section 6.2, or (ii) to elect to move employees to Temporary Premises but to request reimbursement from Landlord of an amount that is less than the actual Temporary Relocation Costs incurred by Tenant, in which case the amount actually requested by Tenant for reimbursement rather than Tenant's Temporary Relocation Costs shall determine whether the Term of the Lease shall be extended for the 1 Year Extension, the 2 Year Extension or the 3 Year Extension.

6.4 Applicability of Maximum Guarantee Test.  Notwithstanding anything to the contrary contained in this Amendment, the provisions of this Section 6 are subject to the provisions of Section 40 of the Lease.

7. Construction Loan Contingency; SNDA Contingency. Notwithstanding anything to the contrary set forth in Section 2.1 of the Lease, the date by which Landlord has to satisfy the Construction Loan Contingency and, if applicable the SNDA Contingency, is December 20, 2012 (the "Construction Loan Contingency Date"). Tenant agrees to extend the Construction Loan Contingency Date, and, if not waived by Landlord, the SNDA Contingency Date, set forth in Sections 2.1(c) and (d) of the Original Lease until December 31, 2012 ("Extended Construction Loan Contingency Date"). If (i) the purchase and ownership of the Project by Kilroy Realty Corporation, a Maryland corporation ("Kilroy"), or any affiliate of Kilroy (i.e., any company controlled by, controlling, or under common control with Kilroy), has occurred, and (ii) Kilroy either (y) waives the Construction Loan Contingency in accordance with Section 2.1(c) of the Lease, or (z) satisfies the Construction Loan Contingency and the SNDA Contingency, by the Extended Construction Loan Contingency Date, Section 2.1(c) and Section 2.1(d) of the Lease shall be satisfied.

8. No Other Modifications. Except as modified in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. To the extent of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. To facilitate execution of this Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.
LANDLORD:

SEQUOIA M&M LLC,

a California limited liability company

By: J.P. DiNapoli Companies, Inc.,
a California corporation
Its: Manager

By: /s/ John B. DiNapoli
Print Name: John B. DiNapoli
Print Title: President

SEQUOIA M&P LLC,

a California limited liability company

By: J.P. DiNapoli Companies, Inc.,
a California corporation
Its: Manager

By: /s/ John B. DiNapoli
Print Name: John B. DiNapoli
Print Title: President

SEQUOIA DEL REY, LLC,
a California limited liability company

By: J.P. DiNapoli Companies, Inc.,
a California corporation
Its: Manager

By: /s/ John B. DiNapoli
Print Name: John B. DiNapoli
Print Title: President

TENANT:
LINKEDIN CORPORATION, a Delaware corporation By: /s/ Steven Sordello Its: Senior Vice President and CFO

EXHIBIT A

DEPICTION OF BUILDINGS B, C AND D

[Graphic depicting design of Buildings B, C and D]